3061046

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of
California, hereby certify:

That the attached transcript of 1 page(s) has been compared
with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this
( S E A L )                                                      certificate and affix the Great Seal of the
State of California this day of

Jan 10, 2008

DEBRA BOWEN
Secretary of State

Sec State Form CE-107 (REV 1/2007)

3061046

ENDORSED-FILED JAN 09 2008
in the office of the Secretary of State
of the State of California

ARTICLES OF INCORPORATION OF
ACTIVE HEALTH FOODS, INC.

I.

The name of this corporation shall be Active Health Foods, Inc.,
("Corporation").

II.

PURPOSE:                      The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL
CORPORATION LAW of California other than the banking business,  trust company business or the practice of a profession permitted to be incorporated by the California
Corporations Code.

III.

INITIAL AGENT:                                           The name and address in the State of California of this
Corporation's initial agent for service of process is: Jerome D. Stark, 2700 N. Main
Street, Suite 630, Santa Ana, California 92705.

IV.

CAPITAL STOCK:                                           This Corporation is authorized to issue two (2) classes of shares, designated respectively "common voting stock" and "common nonvoting stock."
Ten Million (10,000,000) shares of common voting stock may be issued and Ten Million (10,000,000) shares of common nonvoting stock may be issued. The common voting stock has exclusive voting rights on all matters requiring a vote of the shareholders, including election of Directors, except as otherwise provided by law. The common nonvoting stock has no voting rights, except as otherwise provided by law.

Dated: January 9, 2008
_______________________________
Gregory Manos
Incorporator

ARTJCLES OF INCORPORATION FOR ACTIVE HEALTH FOODS, INC